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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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                              DOMINIC J. PUOPOLO

Dominic J. Puopolo has more than twenty-five years experience working with entrepreneurs in consolidating a wide range of service sector businesses throughout the United States. He is currently Chairman of American Entrepreneur Group, Inc., an advisory and consulting firm.


Mr. Puopolo co-founded Provant, Inc. (NASDAQ: POVT), a provider of workplace performance improvement training services and products in 1997. He played a key role in taking the company public in April 1998 and developed it into a $200 million category leader with approximately 1500 associates, offering the broadest range of best-of-breed soft skills training available from a single source. He most recently served as its Vice Chairman.

Mr. Puopolo also co-founded American Medical Response, Inc., where he served as Executive Vice President, Chief Financial Officer, Director and Treasurer. Mr. Puopolo played a key role in taking AMR public on the New York Stock Exchange in August 1992 and was instrumental in building it into the largest provider of ambulance services in the United States with 11,000 employees and annual revenue in excess of $675 million. At the time of its sale, shareholder value had increased almost five times since its IPO.

Mr. Puopolo co-founded American Environmental Group, Inc., a regional environmental services company, in 1987 and served as Executive Vice President, Chief Financial Officer, Treasurer and a Director. In 1989 it was merged with Allwaste Asbestos Abatement, Inc., a subsidiary of Allwaste, Inc., a publicly-held, national environmental service company. From 1989 to 1990, Mr. Puopolo served as Executive Vice President and Chief Financial Officer of Allwaste Asbestos Abatement.

From 1981 to 1986, Mr. Puopolo played a key role in the development of the ADT Maintenance Services business in the United States. The company became the largest provider of building maintenance services in the country, with approximately 15,000 employees and annual revenues of over $500 million.

Mr. Puopolo is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the National Association of Accountants.

Mr. Puopolo has served as a member of the Board of Trustees of Emerson College and as Chairman of its Resource Development Committee. Mr. Puopolo serves on the Board of Directors of Northeastern University and also serves as a member of the Executive Committee of the Board of Visitors of the Boston University School of Medicine. Mr Puopolo and his wife are involved in numerous other philanthropic activities.

Mr. Puopolo, who was born in Boston, is a graduate of Boston Latin School. Mr. Puopolo received his Masters in Business Administration from Suffolk University and his Bachelor of Science in Business Administration from Northeastern University.